Exhibit 3.17

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “MAGNUM HUNTER RESOURCES GP, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SECOND DAY OF SEPTEMBER, A.D. 2008, AT 5:01 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “MAGNUM HUNTER RESOURCES GP, LLC”.

4587811 8100H	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
120534237	AUTHENTICATION: 9559904
You may verify this certificate online at corp.delaware.gov/authver.shtml
DATE: 05-09-12

State of Delaware Secretary of State Division of Corporations Delivered 05:14 PM 09/02/2008 FILED 05:01 PM 09/02/2008 SRV 080919621 - 4587811 FILE

CERTIFICATE OF FORMATION

OF

MAGNUM HUNTER RESOURCES GP, LLC

The undersigned, acting as an authorized person of a limited liability company under the Delaware Limited Liability Company Act, hereby adopts the following Certificate of Formation for such limited liability company:

1.                                      The name of the limited liability company is Magnum Hunter Resources GP, LLC.

2.                                      The address of its registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on September 2, 2008.

/s/ Jesse N. Bomer
Authorized Person